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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                          Date of Report: May 27, 1999
                        (Date of Earliest Event Reported)

                        HECTOR COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                          Minnesota 0-18587 41-1666660
         (State or other jurisdiction (Commission File (Federal Employer of Incorporation) Number) Identification No.)

                              211 South Main Street
                                Hector, MN 55342
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (320) 848-6611

                                 Total Pages (2)

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                        HECTOR COMMUNICATIONS CORPORATION
                                    FORM 8-K

Items 1 - 4  Not Applicable.
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Item 5.  Other Events.

On May 24, 1999, the stockholders of the St. Paul Bank for Cooperatives ("SPBC") approved a merger agreement between SPBC and CoBank, ACB ("CoBank"). Pending final approval of the merger by the Farm Credit Administration, the merger will take place effective July 1, 1999. At that time, shareholders of SPBC will become shareholders of CoBank and SPBC will cease to exist.

As part of the merger process, SPBC and CoBank have been reviewing each other's loan portfolios. Subsequent to the approval of the merger, the parties concluded that accruals for losses on SPBC's loan portfolio needed to be substantially increased. On May 27, 1999, the Company was notified that the parties estimate that the additional loss accruals will reduce the value of SPBC stock by between 11% and 19% of its December 31, 1998 valuation.

Hector Communications Corporation ("HCC") and its 68% owned subsidiary Alliance Telecommunications Corporation ("Alliance"), as a result of various loan agreements, are shareholders in SPBC. At December 31, 1998, their investments in SPBC stock totaled $3,258,000. HCC management estimates potential losses due to impairment of the value of SPBC stock could be as much as $619,000. After adjusting for the minority interest, this would amount to $.11 per diluted share based on shares of HCC outstanding at March 31, 1999. HCC expects to report an adjustment of the value of its SPBC stock in its June, 1999 earnings report.

The Company's investment in SPBC is a nonearning asset in that it pays no dividend and is not associated with any patronage dividends the Company may receive on interest payments made to the bank. HCC's management does not believe the valuation adjustment to its SPBC stock will have any material effect on the Company's future operations.

Items 6 - 8  Not Applicable.
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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          HECTOR COMMUNICATIONS CORPORATION

                                          By  /s/Charles A. Braun
                                          -----------------------
                                          Charles A. Braun
                                          Chief Financial Officer
June 4, 1999

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